     Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Valero GP Holdings, LLC:
We consent to the use of our reports with respect to the combined balance sheets of Valero GP Holdings, LLC as of December 31, 2005 and 2004, and the related combined statements of income, members’ equity and cash flows for the years then ended, the consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and partners’ equity for the years then ended, and the consolidated balance sheets of Kaneb Services LLC and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the registration statement.
The audit report covering the December 31, 2003 consolidated financial statements of Kaneb Services LLC and subsidiaries refers to a change in the method of accounting for asset retirement obligations.
/s/ KPMG LLP
San Antonio, Texas
March 30, 2006